                                                                     EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

                                NOVEMBER 30, 1998


                                  BY AND AMONG


                              TOWNE SERVICES, INC.
                              BSI ACQUISITION CORP.
                             (GEORGIA CORPORATIONS)

                                       AND

                             BANKING SOLUTIONS, INC.
                              (A TEXAS CORPORATION)

                                       AND

                                 DAVID R. FRANK
                                DONALD G. SHAFER
                                       AND
                                 JAMES R. PEIRCE
                                (TEXAS RESIDENTS)

                                      TABLE OF CONTENTS

ARTICLE 1      THE PURCHASE....................................................... 1

        Section 1.1   Purchase and Sale of Shares................................. 1
        Section 1.2   Time and Place of Closing .................................. 1

ARTICLE 2      OFFICERS AND DIRECTORS OF THE COMPANY.............................. 2


ARTICLE 3      PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE ...................... 2

        Section 3.1   Purchase Price ............................................. 2
        Section 3.2   Payment of Purchase Price .................................. 2
        Section 3.3   Fair Market Value .......................................... 2
        Section 3.4   Surrender and Exchange of Certificates ..................... 3
        Section 3.5   Legending of Securities .................................... 4

ARTICLE 4      RULES OF CONSTRUCTION.............................................. 4

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF THE
               SHAREHOLDERS....................................................... 6

        Section 5.1   Organization ............................................... 7
        Section 5.2   Capitalization ............................................. 7
        Section 5.3   Authority; No Violation .................................... 7
        Section 5.4   Financial Statements ....................................... 8
        Section 5.5   Broker's and Other Fees .................................... 9
        Section 5.6   Absence of Certain Changes or Events ....................... 9
        Section 5.7   Legal Proceedings .......................................... 9
        Section 5.8   Taxes and Tax Returns ......................................10
        Section 5.9   Employee Benefit Plans and Relations .......................11
        Section 5.10  Compliance with Applicable Laws ............................12
        Section 5.11  Certain Contracts ..........................................13
        Section 5.12  Properties and Insurance ...................................14
        Section 5.13  Environmental Matters ......................................15
        Section 5.14  Intellectual Property ......................................16
        Section 5.15  Adequacy of Technical Documentation ........................17
        Section 5.16  Third-Party Components in Software .........................17
        Section 5.17  Third-Party Interests or Marketing Rights in Software ......17
        Section 5.18  No Parachute Payments ......................................17
        Section 5.19  Absence of Certain Agreements and Practices ................17
        Section 5.20  Major Vendors and Customers ................................18
        Section 5.21  Accounts Receivable ........................................18
        Section 5.22  Bank Accounts ..............................................18
        Section 5.23  Corporate Records ..........................................19


        Section 5.24  Combinations Involving the Company .........................19
        Section 5.25  Labor Relations ............................................19
        Section 5.26  Year 2000 Matters. .........................................19
        Section 5.27  Change in Control Provisions. ..............................19
        Section 5.28  Disclosure. ................................................20
        Section 5.29  Securities Act Compliance ..................................20
        Section 5.30  No Prior Convictions .......................................20
        Section 5.31  Tax Advice .................................................20

ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF PARENT AND
               ACQUISITION CORP...................................................20

        Section 6.1   Corporate Organization .....................................21
        Section 6.2   Capitalization .............................................21
        Section 6.3   Authority; No Violation. ...................................21
        Section 6.4   Broker's and Other Fees ....................................22
        Section 6.5   Current Public Information; Financial Statements ...........22
        Section 6.6   Legal Proceedings ..........................................23
        Section 6.7   Buyer Common Stock .........................................23
        Section 6.8   Disclosure .................................................23

ARTICLE 7      COVENANTS AND AGREEMENTS OF THE PARTIES............................24

        Section 7.1   Conduct of Business ........................................24
        Section 7.2   Negative Covenants .........................................24
        Section 7.3   No Solicitation ............................................26
        Section 7.4   Current Information ........................................27
        Section 7.5   Access to Properties and Records; Confidentiality ..........28
        Section 7.6   Regulatory Matters; Consents; Cooperation, etc. ............28
        Section 7.7   Parties' Efforts; Further Assurances; Cooperation ..........28
        Section 7.8   Public Announcements .......................................29
        Section 7.9   Failure to Fulfill Conditions ..............................29
        Section 7.10  Disclosure Supplements .....................................29
        Section 7.11  Release; Covenant Not to Sue ...............................29
        Section 7.12  Intentionally omitted ......................................30
        Section 7.13  No Transfers ...............................................30
        Section 7.14  Special Provisions with Respect to Seller ..................30
        Section 7.15  Cooperation and Exchange of Information ....................30
        Section 7.16  Customer Contacts ..........................................30
        Section 7.17  Key Sales Personnel ........................................30

ARTICLE 8      CLOSING CONDITIONS.................................................31

        Section 8.1   Conditions of Each Party's Obligations Under this Agreement.31
        Section 8.2   Approvals and Regulatory Filings ...........................31
               (a)    Suits and Proceedings ......................................31
               (b)    Registration Rights Agreement...............................31

        Section 8.3   Conditions to the Obligations of Parent and Acquisition
                      Corp. under this Agreement .................................31
               (a)    Representations and Warranties; Covenants and Agreements;
                      Consents ...................................................32
               (b)    Opinion of Counsel .........................................32
               (c)    Certificates................................................32
               (d)    Noncompetition, Nonsolicitation and Confidentiality
                      Agreements .................................................32
               (e)    Spousal Consents............................................32
               (f)    Work Product Agreements.....................................32
               (g)    Completion of Due Diligence on Seller.......................32
               (h)    No Material Adverse Effect on Seller........................32
               (i)    Customer Inquiries..........................................33
               (j)    No Interest in Software.....................................33
               (k)    Termination or Assignment of Certain Agreements.............33
               (l)    Spinoff.....................................................33
               (m)    Sullivan and O'Reilly Interests.............................33
               (n)    Release of Obligations......................................33

        Section 8.4   Conditions to the Obligations of Seller and the Shareholders
                      under this Agreement .......................................34
               (a)    Representations and Warranties; Covenants and Agreements;
                      Consents ...................................................34
               (b)    Certificates ...............................................34
               (c)    No Material Adverse Effect on Parent........................34
               (d)    Approvals...................................................34

ARTICLE 9      TERMINATION, AMENDMENT AND WAIVER..................................34

        Section 9.1   Termination ................................................34
        Section 9.2   Effect of Termination ......................................35
        Section 9.3   Specific Performance .......................................36
        Section 9.4   Amendment ..................................................36
        Section 9.5   Extension; Waiver ..........................................36

ARTICLE 10     INDEMNIFICATION....................................................36

        Section 10.1  Indemnification by the Company and Shareholders ............36
        Section 10.2  Indemnification by Buyer ...................................37
        Section 10.3  Claims for Indemnification .................................37
        Section 10.4  Defense of Claim by Third Parties ..........................37
        Section 10.5  Third Party Claim Assistance ...............................38
        Section 10.6  Settlement of Indemnification Claims .......................38
        Section 10.7  Manner of Indemnification by the Company and Shareholders ..38
        Section 10.8  Certain Limitations ........................................38
        Section 10.9  Other Indemnifications .....................................39

ARTICLE 11     MISCELLANEOUS......................................................39

        Section 11.1  Expenses ...................................................39
        Section 11.2  Notices ....................................................39
        Section 11.3  Parties in Interest ........................................41

        Section 11.4  Entire Agreement. ..........................................41
        Section 11.5  Counterparts ...............................................41
        Section 11.6  Governing Law ..............................................41
        Section 11.7  Arbitration ................................................42
        Section 11.8  Invalidity of any Part .....................................42
        Section 11.9  Time of the Essence; Computation of Time ...................42

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is dated and executed effective as of November 30, 1998, by and among TOWNE SERVICES, INC., a Georgia corporation ("PARENT"), BSI ACQUISITION CORP., a Georgia corporation and a wholly-owned subsidiary of Parent ("ACQUISITION CORP."), BANKING SOLUTIONS, INC., a Texas corporation ("COMPANY"), and DAVID R. FRANK, a resident of the State of Texas, DONALD G. SHAFER, a resident of the State of Texas, and JAMES R. PEIRCE, a resident of the State of Texas (each a "SHAREHOLDER" and, collectively, the "SHAREHOLDERS"). Parent, Acquisition Corp., the Company and the Shareholders are hereinafter collectively called the "PARTIES."

                              W I T N E S S E T H :

        WHEREAS, the Shareholders, together with the other persons listed on Company Disclosure Schedule 5.2 (collectively, the "HOLDERS"), own 100% of the issued and outstanding shares of the Company's common stock, without par value (the "COMPANY COMMON STOCK");

        WHEREAS, the Parties have agreed that it is in their best interests for Acquisition Corp. to purchase and for the Holders to sell all of the Company Common Stock; and

        WHEREAS, the Boards of Directors of Parent and Acquisition Corp. have approved the purchase of the Company Common Stock upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

                                    ARTICLE 1
                                  THE PURCHASE

        1.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions of this Agreement, the Holders shall sell to Acquisition Corp., and Acquisition Corp. shall purchase from the Holders, all of the Company Common Stock.

        1.2 TIME AND PLACE OF CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, N.E., Suite 1400, Atlanta, Georgia 30309 at 10:00 a.m. on the first business day after all conditions set forth in Article 8 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived in writing, or at such other place and time as Parent and the Company may agree (the "CLOSING DATE"). The Parties agree to use all commercially reasonable efforts to hold the Closing on or before November 30, 1998. At the

Closing, the parties shall execute and deliver the certificates, opinions and other instruments and documents referred to in Article 8.


                                   ARTICLE 2
                     OFFICERS AND DIRECTORS OF THE COMPANY

        Effective immediately upon the Closing, the Shareholders shall resign as officers and directors of the Company, and the following officers and directors of Acquisition Corp. shall be appointed as officers and directors of the
Company:

        (a) Drew W. Edwards, Chief Executive Officer and Chairman of the Company's Board of Directors;

        (b)    Henry M. Baroco, President, Chief Operating Officer and Director;
               and

        (c) Bruce F. Lowthers, Jr., Chief Financial Officer, Treasurer and Secretary.


                                    ARTICLE 3
                  PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE

        3.1 PURCHASE PRICE. Subject to the terms of this Agreement and the related agreements and documents, the purchase price ("PURCHASE PRICE") for all of the Company Common Stock shall be (i) $10,473,341 in cash, without interest and less any required Taxes (as defined herein) and (ii) such number of shares of common stock, no par value, of Parent ("PARENT COMMON STOCK") the total Fair Market Value (as defined herein) of which equals $3,607,780.

        3.2 PAYMENT OF PURCHASE PRICE. At the Closing, Acquisition Corp. shall deliver (or cause to be delivered) the Purchase Price as follows:

               (a) to the escrow agent designated in the Escrow Agreement in the form of Exhibit 3.2(a) hereto ("ESCROW AGREEMENT"), a certificate for Parent Common Stock representing such number of shares, rounded up to the next higher share, that is equal to $800,000 divided by the Fair Market Value (as defined herein); and

               (b) to the Holders, wire transfers in the aggregate amount of $10,473,341 and certificates for Parent Common Stock representing such number of shares, rounded down to the next lower share, that is equal to $2,807,780 divided by the Fair Market Value (as defined herein), in the proportion and pursuant to the delivery instructions indicated on Exhibit 3.2(b) attached hereto.

        3.3 FAIR MARKET VALUE. For purposes of this Agreement, "Fair Market Value" means the average closing price of the Parent Common Stock as reported on the Nasdaq National Market ("NASDAQ") for the fifteen (15) trading days immediately preceding the Closing Date. No fractional shares of Parent Common Stock shall be issued or delivered.

        3.4    SURRENDER AND EXCHANGE OF CERTIFICATES.

               (a) Surrender of Certificates. At the Closing, Acquisition Corp. shall deliver certificates for the number of shares of Parent Common Stock provided for in Section 3.1 in a manner as provided in Section 3.2. Upon surrender to Acquisition Corp. of certificates representing Company Common Stock (the "CERTIFICATES"), and subject to the Escrow Agreement, the Holder of such Certificates shall be entitled to receive at the Closing in exchange therefor, one or more certificates as requested by the Holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Parent Common Stock to which such Holder shall have become entitled pursuant to the provisions of Section 3.1 and the Certificates so surrendered shall forthwith be canceled. All payments in respect of Company Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

               (b) Lost Certificates. In the case of any lost, misplaced, stolen or destroyed Certificate, the holder thereof will be required, as a condition precedent to delivery to such holder of the Purchase Price, to deliver to Parent and Acquisition Corp. an indemnity agreement and a bond in such reasonable sum as Parent and Acquisition Corp. may direct as indemnity against any claim that may be made against Parent or Acquisition Corp. with respect to the Certificate alleged to have been lost, misplaced, stolen or destroyed.

               (c) Dividends on Parent Common Stock. No holder of a Certificate shall be entitled to delivery of any dividend or other distribution from Parent having a record date after the Closing Date until surrender of such holder's Certificate pursuant to this Section 3.4. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by Parent, but were not paid by reason of the foregoing with respect to the number of whole shares of Parent Common Stock represented by the Certificate(s) issued upon such surrender. From and after the Closing Date, Parent shall, however, be entitled to treat any such Certificate that has not yet been surrendered pursuant to Section 3.4(a) as evidencing the ownership of the aggregate Purchase Price represented by such Certificate, notwithstanding any failure to surrender such Certificate.

               (d) Adjustments. In the event that at any time after the date hereof and prior to the Closing Date, Parent shall effect (i) a dividend or other distribution with respect to Parent Common Stock payable in Parent Common Stock or other property (other than cash), (ii) a combination or conversion of outstanding shares of Parent Common Stock into a smaller number of shares of such Parent Common Stock, or (iii) any reorganization or reclassification, or any consolidation or merger of Parent with another corporation, or the sale of all or substantially all of its assets to another corporation, in such a way that holders of outstanding Parent Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or other property with respect to or in exchange for such Parent Common Stock (any such event described in (i)-(iii) above referred to as a "DILUTING EVENT"), then, as a condition of such Diluting Event, lawful and adequate provision shall be made whereby the Shareholders shall thereafter be entitled to receive (under the same terms otherwise applicable to their receipt of Parent Common Stock), in addition to or in lieu of (as the case may be) the number of shares of Parent Common Stock to which such Shareholders are entitled immediately prior to such Diluting Event, such shares of stock, securities or other property as may be issued or payable with respect to or in exchange for that number of shares of Parent Common Stock to which the Shareholders were so entitled, and in any case appropriate provision shall also be made with respect to such Shareholders' rights and interests to the end that the provisions of this Section 3.4 shall thereafter be applicable in relation to any shares of stock, securities or other property thereafter deliverable to such Shareholders pursuant to the provisions hereof.

        3.5    LEGENDING OF SECURITIES.

               (a) The shares of Parent Common Stock to be delivered in connection with this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT") by reason of Section 4(2) thereof or Regulation D promulgated thereunder, and Parent and Acquisition Corp. are relying on the representations of the Shareholders with respect to such exemption. Each Shareholder understands and agrees that stop transfer instructions with respect to the shares of Parent Common Stock received by each Holder pursuant to this Agreement will be given to Parent's transfer agent and that there will be placed on the certificates for such shares a legend stating in substance as follows:

        The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the United States Securities and Exchange Commission and the securities regulatory authorities of applicable states or unless an exemption from such registration is available.

        The securities represented hereby are subject to the provisions of a Stock Purchase Agreement dated November 30, 1998, and a Registration Rights Agreement dated as of November 30, 1998, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such agreements may be obtained at the principal executive offices of Towne Services, Inc.

               (b) The foregoing legends will also be placed on any certificate representing securities issued subsequent to the original issuance of the Parent Common Stock pursuant to this Agreement as a result of any transfer of such shares or any stock dividend, stock split or other recapitalization as long as the Parent Common Stock issued to the Holders pursuant to this Agreement has not been transferred in such a manner as to justify the removal of the legend therefrom.

                                    ARTICLE 4
                              RULES OF CONSTRUCTION

               In the interpretation of this Agreement, unless otherwise provided or the context otherwise requires:

               (a) The singular includes the plural and vice versa and, in particular (but without limiting the generality of the foregoing), any word or expression defined in the singular has the corresponding meaning used in the plural and vice versa;

               (b) Any reference to any gender includes the other gender;

               (c) Any reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital is a reference to an Article, Section, Exhibit, clause, subclause, paragraph, subparagraph, Schedule or recital of this Agreement;

               (d) Any reference to any agreement, instrument or other document
(i) shall include all appendices, exhibits and schedules thereto and all agreements, documents or other writings incorporated by reference therein, and
(ii) shall be a reference to such agreement, instrument or other document as amended, supplemented, modified, suspended, restated or novated from time to time;

               (e) Any reference to any statute shall be construed as including all statutory provisions consolidating, amending or replacing such statute and all governmental regulations and rules promulgated thereunder;

               (f) Any reference to "WRITING" includes printing, typing, lithography and other means of reproducing words in a visible form;

               (g) Any reference to a time or date or to a local time or date is a reference to the time and date in Atlanta, Georgia;

               (h) The headings and Article, Section and paragraph numbering contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor shall such headings and numbering be used in any manner to aid in the construction of this Agreement;

               (i) References herein to the "COMPANY DISCLOSURE SCHEDULES" mean the disclosure schedules, dated as of the date hereof, which have been delivered by the Company and/or the Shareholders to Parent and Acquisition Corp. and all other documents, agreements, and other items disclosed by the Company and/or the Shareholders in writing to the Parent and the Acquisition Corp. and attached to such schedules in connection with this Agreement, and references to a numbered Company Disclosure Schedule shall mean that portion of the Company Disclosure Schedules that refers to the specific section or subsection of Article 5 of this Agreement;

               (j) The term "INCLUDING" means "including, without limitation";

               (k) The term "GOVERNMENTAL AUTHORITY" means any United States federal, state or local, or foreign, governmental, regulatory or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body;

               (l) The term "KNOWLEDGE" as used with respect to the Shareholders (including any references to the Shareholders being aware of a particular matter) means the actual knowledge of the Shareholders and information which they reasonably should have known, given the nature of the disclosure;

               (m) The term "MATERIAL ADVERSE EFFECT" with respect to a person or entity means any circumstance, change in, or effect on the business and affairs of such person or entity or any Subsidiary thereof that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business and affairs of such person or entity and its Subsidiaries: (i) is, or would reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, prospects, results of operations or financial condition of such person or entity and its Subsidiaries, taken as a whole, or
(ii) would reasonably be expected to materially adversely affect the ability of such person or entity and its Subsidiaries to operate or conduct its or their business and affairs in the manner in which it is currently operated or conducted or contemplated by such person or entity to be operated or conducted;

               (n) The term "PERSON" means any individual, partnership, limited liability company, firm, corporation, association, trust, joint venture, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act (as defined herein);

               (o) The term "SUBSIDIARY" means any corporation, partnership, joint venture or other legal entity in which a specified person or entity, directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner or managing member;

               (p) The term "DISCLOSED BY PARENT" means, with respect to information concerning any event, fact or circumstance, information contained in Parent's SEC Reports (as defined herein), annual and other reports furnished by Parent to its shareholders as a group, and press releases of Parent disseminated to (i) major news wire services and (ii) the Nasdaq or a United States national securities exchange, as well as information disclosed directly to the Company or the Shareholders by Parent and Acquisition Corp. in this Agreement or otherwise delivered to the Shareholders; and

               (q) Each of the Parties acknowledges that it has had the opportunity to negotiate the terms and provisions of this Agreement, with the assistance and review of its counsel. This Agreement, therefore, shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

                                    ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        To induce Parent and Acquisition Corp. to enter into this Agreement and the other Purchase Agreements, the Shareholders, jointly and severally, hereby represent and warrant to Parent and Acquisition Corp. as follows:

        5.1    ORGANIZATION.

               (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as disclosed on Company Disclosure Schedule 5.1(a), is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The failure of the Company to be licensed, qualified or in good standing in the jurisdictions listed on Company Disclosure 5.1(a) does not have and is not reasonably likely to have a Material Adverse Effect on the Company.

               (b) Company Disclosure Schedule 5.1(b) sets forth true and correct copies of the Articles of Incorporation and Bylaws and amendments thereto of the Company.

               (c) Except as disclosed on Company Disclosure Schedule 5.1(c), the Company does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

        5.2 CAPITALIZATION. The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock and no shares of preferred stock or any other form of capital stock. As of the date hereof, there are 1,076,446 shares of Company Common Stock issued and outstanding. Company Disclosure
Schedule 5.2 sets forth the number of shares of Company Common Stock owned by each Shareholder. There are no options, warrants, or other rights to acquire Company Common Stock. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights and were issued under available exemptions from federal and state securities laws. Neither the Company nor the Shareholders has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting any such shares.

        5.3    AUTHORITY; NO VIOLATION.

               (a) Except as disclosed on Company Disclosure Schedule 5.3(a) (collectively, the "COMPANY APPROVALS"), no consents, approvals, authorizations, clearances or orders of, filings or registrations with or notices to (collectively "AUTHORIZATIONS") any third party or any Governmental Authority are necessary on behalf of the Company or the Shareholders in connection with
(i) the execution and delivery by the Company and the Shareholders of this Agreement and (ii) the consummation by the Company and the Shareholders of the transactions contemplated hereby. The Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the other Purchase Agreement (as defined herein) and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company in accordance with the Articles of Incorporation and Bylaws of the Company and with applicable Laws (as defined below). Except for the Company Approvals, no other corporate proceedings on the part of the Company are necessary for the Company and the Shareholders to execute and deliver this Agreement and the other Purchase Agreements to which they are a party and for the Company and the Shareholders to be bound by the terms hereof and thereof. This Agreement and the other Purchase Agreements to which they are a party have been duly and validly executed and delivered by the Company and the Shareholders and constitute the valid and binding obligation of the Company and the Shareholders enforceable against the Company and the Shareholders in accordance with its and their terms.

               (b) Neither the execution and delivery by the Company and the Shareholders of this Agreement and the other Purchase Agreements to which they are a party, nor the consummation by the Company and the Shareholders of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by the Company and the Shareholders with any of the terms or provisions hereof, will: (i) violate any provision of the Company's Articles of Incorporation or Bylaws; (ii) assuming that the Company Approvals are duly obtained, violate any United States federal, state or local or foreign statute, code, ordinance, rule, regulation, judgment, order, writ, ruling, decree or injunction of any Governmental Authority (collectively, "LAWS") applicable to the Company, the Shareholders or any of its or their respective properties or assets; or (iii) assuming that the Company Approvals are duly obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, mortgage, security interest, pledge, charge, other right of third parties or other encumbrance (collectively, "LIENS") upon any of the respective properties or assets of the Company or the Shareholders under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Shareholders is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company or the Shareholders, and which will not prevent or delay the consummation of the transactions contemplated hereby.

        5.4    FINANCIAL STATEMENTS.

               (a) Company Disclosure Schedule 5.4(a) sets forth copies of: (i) the balance sheets of the Company as of October 31, 1998, June 30, 1998, June 30, 1997 and June 30, 1996, and (ii) the statements of income for the periods ended October 31, 1998, June 30, 1998, June 30, 1997 and June 30, 1996 (together with the related notes, collectively, the "COMPANY FINANCIAL STATEMENTS");

               (b) The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates set forth therein, and the results of the Company's operations and its cash flows for the respective periods set forth therein.

               (c) The books and records of the Company have been maintained in material compliance with applicable legal and accounting requirements.

               (d) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements, or as disclosed in Company Disclosure Schedule 5.4(d), since June 30, 1998, the Company has not incurred any liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise ("LIABILITIES"), except in the ordinary course of business and consistent with past practice (which, in the aggregate, are not material).

               (e) Since June 30, 1998 there has not been any change, occurrence or circumstance affecting the business, results of operations or financial condition of the Company that has had, individually or in the aggregate, a Material Adverse Effect, other than changes, occurrences and circumstances disclosed by the Company on the Company Disclosure Schedules.

        5.5 BROKER'S AND OTHER FEES. Except as disclosed in Company Disclosure
Schedule 5.5, neither Company nor any of the Shareholders have employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the other Purchase Agreements.

        5.6    ABSENCE OF CERTAIN CHANGES OR EVENTS.

               (a) Except as disclosed in Company Disclosure Schedule 5.6(a), to the best Knowledge of the Shareholders, no facts or conditions exist which will cause a Material Adverse Effect on the Company in the future.

               (b) Except as set forth in Company Disclosure Schedule 5.6(b), neither the Company nor the Shareholders has taken or permitted any of the actions set forth in Section 7.2(a) since June 30, 1998 and, except for execution of this Agreement and the other Purchase Agreements, the Company has conducted its business only in the ordinary course, consistent with past practice. Prior to June 30, 1998, neither the Company nor the Shareholders has taken or permitted any of the actions set forth in Section 7.2(a) that are not reflected in the Company Financial Statements.

        5.7 LEGAL PROCEEDINGS. Except as disclosed in Company Disclosure
Schedule 5.7, neither the Company nor any of the Shareholders is a party to any, and there are no pending or, to the Shareholders' Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or the Shareholders. Except as disclosed in Company Disclosure Schedule 5.7, the Company is not a party to any order, judgment or decree entered in any lawsuit or proceeding. Without limiting the foregoing, except as disclosed in Company Disclosure Schedule 5.7, no actions, suits, demands, notices, claims, investigations or proceedings are pending or, to the

Shareholders' Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of the Company (in connection with such officer's, director's, employee's or agent's activities on behalf of the Company or that otherwise relate, directly or indirectly to the Company or its properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities, nor, to the Shareholders' Knowledge, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings. The matters referenced on Company Disclosure
Schedule 5.7, if resolved against the Company or the Shareholders, would not have a Material Adverse Effect on the Company. The Shareholders agree to cooperate fully with the Company and Acquisition Corp. in the defense of any claim or action referenced on Company Disclosure Schedule 5.7 or otherwise brought against the Company after the date of Closing.

        5.8 TAXES AND TAX RETURNS. Except as disclosed in Company Disclosure
Schedule 5.8:

               (a) The Company has duly filed (and until the Closing Date will so file) all returns, declarations, reports, information returns and statements ("RETURNS") required to be filed by it in respect of any United States federal, state or local, or foreign, Taxes and has duly paid (and until the Closing Date will so pay) all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed by the Shareholders to Parent and Acquisition Corp. in writing). As used herein, "TAX" or "TAXES" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges. The Company has established (and until the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, but are incurred in respect of the Company through such date.

               (b) None of the Returns of the Company have been examined by the Internal Revenue Service (the "IRS"), or any other United States federal, state or local or any foreign Governmental Authority within the past six years. To the best Knowledge of the Shareholders, there are no audits or other Governmental Authority proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, Taxes upon the Company, nor has the Company given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns. There are no Liens for Taxes upon the assets of the Company, except Liens for Taxes not yet due. The Company and the Shareholders have complied (and until the Closing Date will comply) in all respects with all applicable Laws relating to the payment and withholding of Taxes.

               (c) The Company (i) has not requested any extension of time within which to file any Return which Return has not since been filed except for its tax return for the fiscal year ended June 30, 1998; (ii) is not a party to any agreement providing for the indemnification, allocation or sharing of Taxes;
(iii) is not required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Company (nor to the Shareholders' Knowledge has any Governmental Authority proposed any such adjustment or change of accounting method); (iv) has not filed a consent with any Governmental Authority pursuant to which the Company has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated hereby; or (v) has not been a member of an affiliated group other than one of which the Company was the common parent.

        5.9 EMPLOYEE BENEFIT PLANS AND RELATIONS. Except as disclosed in Company Disclosure Schedule 5.9:

               (a) The Company does not maintain or contribute to any "employee pension benefit plan" (the "COMPANY PENSION PLANS"), as such term is defined in
Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any pension, profit-sharing, retirement, thrift or stock bonus plan, "employee welfare benefit plan" (the "COMPANY WELFARE PLANS"), as such term is defined in Section 3 of ERISA, or any other stock option plan, stock purchase plan, restricted stock plan, deferred compensation plan, severance plan, phantom stock plan, bonus plan or other similar plan, program or arrangement (collectively the "EMPLOYEE PLANS"). The Company has not contributed to, or been required to contribute to, any "MULTIEMPLOYER PLAN," as such term is defined in Section 3(37) of ERISA.

               (b) Each of the Company Pension Plans is intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the Shareholders are not aware of any fact or circumstance that would adversely affect the qualified status of any such plan.

               (c) Each of the Company Pension Plans, Company Welfare Plans and other Employee Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, and all other applicable Laws.

               (d) Neither the Company nor, to the Shareholders' Knowledge, any trustee, fiduciary or administrator of any Company Pension Plan or Company Welfare Plan or any trust created thereunder, has engaged in a "PROHIBITED TRANSACTION" as such term is defined in Section 4975 of the Code, which could subject the Company or any such trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

               (e) No Company Pension Plan or any trust created thereunder has been terminated, nor have there been any "REPORTABLE EVENTS" for which the 30 day notice has not been waived with respect to any Company Pension Plan, as that term is defined in Section 4043(b) of ERISA.

               (f) There are no pending or, to the Shareholders' Knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Pension Plans or the Company Welfare Plans or any trusts related thereto.

               (g) Accruals; Funding.

                    (i) Pension Plans. None of the Employee Plans is a Pension Plan subject to ERISA Title IV (including those for retired, terminated or other former employees and agents).

                    (ii) Other Plans. Company Disclosure Schedule 5.9(g) fully and accurately sets forth any funding liability under each Employee Plan not subject to ERISA Title IV, whether insured or otherwise, specifically setting forth any liabilities under any retiree medical arrangement and specifically designating any insured plan which provides for retroactive premium or other adjustments. To the best of the Shareholders' Knowledge, the levels of insurance reserves and accrued liabilities with regard to each such Employee Plan are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

                    (iii) Contributions. Except as set forth on Company Disclosure Schedule 5.9(g): (A) the Company and each trade or business (whether or not incorporated), which together with the Company is treated as a single employer pursuant to Code Section 414(b),(c),(m) or (o) (an "ERISA AFFILIATE"), has made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable Law, or required to be paid as expense under such Employee Plan, including the Pension Benefit Guaranty Corporation ("PBGC") premiums and amounts required to be contributed under Code
Section 412; (B) where applicable, all contributions have been made in accordance with the actuarial recommendations; and (C) no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to an Employee Plan.

               (h) To the best of the Shareholders' Knowledge, summary plan descriptions and all other returns, reports, registration statements, prospectuses, documents, statements and communications required to have been filed, published or disseminated under ERISA or other Laws and the rules and regulations promulgated by the Department of Labor under ERISA and the Treasury Department or by the Securities and Exchange Commission ("SEC") with respect to the Employee Plans have been so filed, published or disseminated.

        5.10 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in Company Disclosure Schedule 5.10, the Company holds all licenses, franchises, permits, consents and authorizations ("LICENSES") necessary for the lawful conduct of its business, except to the extent a failure to hold such Licenses would not have a Material Adverse Effect. No proceeding is pending or threatened seeking the revocation or suspension of any License. Except as set forth on Company Disclosure Schedule 5.10, the Company is and has been in compliance in all material respects with all applicable Laws, and neither the Company nor any Shareholder has received any notices of any allegation of any violation by the Company of any Laws or Licenses.

        5.11   CERTAIN CONTRACTS.

               (a) Company Disclosure Schedule 5.11(a) lists the following agreements (collectively, the "MATERIAL CONTRACTS"), including, without limitation, leases, purchase contracts and commitments, to which the Company is a party or by which the Company or any of its properties or assets is bound:

                    (i) all agreements involving an annual commitment or payment by any party thereto of more than $10,000 individually or $25,000 in the aggregate or which have a fixed term extending more than 12 months from the date hereof;

                    (ii) all joint venture, sales agency, sales representative or distributorship, broker, franchise, license or similar agreements;

                    (iii) all leases of real property and all leases of personal property that is material to the Company's business;

                    (iv) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending or borrowing by the Company in any amount (exclusive of advances to employees for expenses in the ordinary course of business);

                    (v) all powers of attorney, guarantees, suretyships or similar agreements; and

                    (vi) all other written agreements the breach of or default under which could have a Material Adverse Effect on the Company.

               (b) Except as set forth on Company Disclosure Schedule 5.11(b), each of the Material Contracts is in full force and effect, has not been modified, rescinded, cancelled, or amended and, to the best of the Shareholders' Knowledge, is valid, binding and enforceable on the parties thereto in accordance with its terms. The Company has provided a copy of each Material Contract to Parent and Acquisition Corp.

               (c) Except as disclosed in Company Disclosure Schedule 5.11(c),
(i) the Company is not a party to or bound by any agreement or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement and the other Purchase Agreements will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee, director, shareholder or consultant thereof. Company Disclosure Schedule 5.11(c) sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which the Company is a party.

               (d) Except as disclosed in Company Disclosure Schedule 5.11(d), no agreement or understanding to which the Company or any Shareholder is a party or by which any of them is bound limits the freedom of the Company or any Shareholder to compete in any line of business or with any person.

               (e) Except as disclosed in Company Disclosure Schedule 5.11(e), neither the Company nor, to the Knowledge of the Shareholders, any other party thereto, is in default under any of the Material Contracts or any other agreement to which the Company or any Shareholder is a party or to which its or their properties is bound; to the best of the Shareholders' Knowledge, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder entitling any party to terminate a Material Contract or other such agreement; and the continuation, validity and effectiveness of all such Material Contracts and agreements under the current terms thereof and the current rights and obligations of the Company and the Shareholders thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated hereby. Except as disclosed in Company Disclosure Schedule 5.11(e), upon consummation of the transactions contemplated by this Agreement and the other Purchase Agreements, the Company will be entitled to continue to enjoy the advantages and benefits of the business arrangements, agreements, opportunities and relationships of the Company as it enjoyed on the Closing Date without interference or interruption.

        5.12   PROPERTIES AND INSURANCE.

               (a) Except as disclosed in Company Disclosure Schedule 5.12(a), the Company has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, reflected in the Company Financial Statements as of October 31, 1998, or owned or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since such date), subject to no Liens except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith (and for which adequate reserves have been made) and (ii) such Liens and title imperfections that do not in the aggregate have a Material Adverse Effect on the Company. The Company as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Company as presently occupied, used, possessed and controlled by the Company or necessary in the operation of its businesses as currently conducted.

               (b) The business operations and all insurable properties and assets of the Company are insured for their benefit against all risks which, in the reasonable judgment of the Shareholders, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the Shareholders adequate for the business engaged in by the Company. Copies of all such policies as in effect on the date hereof are attached hereto as Company Disclosure Schedule 5.12(b). Neither the Company nor any of the Shareholders has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and the Company is not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

               (c) No person other than the Company is currently entitled to possession of any of the properties of the Company, whether owned or leased by the Company. To the Shareholders' Knowledge, the real property, buildings, structures and improvements owned or leased by the Company conform to all applicable Laws, including zoning regulations, none of which would upon consummation of the transactions contemplated hereby adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. The Company has not received notice of, and to the Shareholders Knowledge, there does not exist (i) any pending or contemplated condemnation or eminent domain proceeding affecting the properties owned or leased by the Company, (ii) any proposal for increasing the assessed value of any such properties for state, county, local or other ad valorem Taxes or (iii) any pending or contemplated proceedings or public improvements that would result in the levy of any special Tax or assessment against any such properties; and there are no outstanding requirements or recommendations by the Company's insurance providers requiring or recommending any repairs or work to be done with reference to any such properties or any basis for such. The properties and assets owned or leased by the Company constitute all of the property and assets that the Company uses or may reasonably need in connection with the operation of its business as conducted on the Closing Date, and all such property and assets are in good repair and operating condition, normal wear and tear excepted. The consummation of the transactions contemplated by this Agreement and the other Purchase Agreements will not impair the ability of the Company to continue to use such properties and assets.

        5.13   ENVIRONMENTAL MATTERS.

               (a) The operations of the Company comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment ("ENVIRONMENTAL LAWS").

               (b) The Company has obtained all environmental, health and safety Licenses and other authorizations necessary for the operation of the Company's business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and the Company is in compliance in all material respects with all terms and conditions thereof.

               (c) Neither the Company nor any of the Shareholders has received any notice of any pending or threatened investigation, proceeding or claim to the effect that the Company is or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, any state superfund law or any Environmental Law, and there is no past or present action, or to the best of the Shareholders' Knowledge, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Company or Acquisition Corp. to any person or entity or for any such cleanup costs.

        5.14 INTELLECTUAL PROPERTY. The Company develops, markets and licenses certain proprietary application software products and systems to retail institutions (the "SOFTWARE PROGRAMS"), and in connection therewith the Company has developed certain related technical documentation and user reference manuals (the "DOCUMENTATION"). The Software Programs and the Documentation are collectively referred to as the "SOFTWARE." The Software Programs are listed on Company Disclosure Schedule 5.14.

               (a) Ownership. Except as set forth in Company Disclosure Schedule 5.14(a), the Company owns all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by the Company in the conduct of its business. Company Disclosure Schedule 5.14(a) sets forth all domestic and foreign patents, trademarks, service marks, trade names and copyrights owned or used by the Company and all applications therefor and registrations thereof.

               (b) Procedures for Copyright Protection. Company Disclosure
Schedule 5.14(b) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software including screen displays. To the best of the Shareholders' Knowledge, the eligibility of the Software for protection under copyright law has not been forfeited to the public domain.

               (c) Procedures for Trade Secret Protection. Neither the Company nor any Shareholder has ever disclosed source code for any of the Software to a third party other than the persons identified in Company Disclosure Schedule 5.14(c). The Company discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to the Company. The source code and system documentation comprising the Software have at all times been maintained by the Company in confidence and the Company has not taken (nor has it failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable Laws.

               (d) Ownership of Software. Except as disclosed on Company Disclosure Schedule 5.14(d), all persons who have contributed to or participated in the conception and development of the Software on behalf of the Company have been full-time employees of the Company hired to prepare such works within the scope of employment. As a consequence, the Company has all ownership interests in the Software.

               (e) Absence of Claims. Except as set forth in Company Disclosure
Schedule 5.14(e), no claims have been asserted by any person to rights in the Software, and no valid basis for any such claim exists. To the best of the Shareholders' Knowledge, the use of the Software by the Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other Laws which protect intellectual property rights). To the best of the Shareholders' Knowledge, the use by the Company of the patents, trademarks, service marks, trade names and copyrights identified in Company Disclosure Schedule 5.14(a) does not infringe the rights of any person, and no claim has been asserted that the use by the Company of any of the foregoing infringes the rights of any person. No claim has been asserted by any person to the effect that any current or former employee of the Company has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to the Company or any third party.

        5.15 ADEQUACY OF TECHNICAL DOCUMENTATION. The Software includes the source code, system documentation and schematics for all Software Programs, as well as any programmer comments for documentation and pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software (with the Third Party Components identified on Company Disclosure Schedule 5.16) also includes the programs (including compilers), workbenches, tools and higher level language, if any, used for the development, maintenance and implementation of the Software Programs.

        5.16 THIRD-PARTY COMPONENTS IN SOFTWARE. The Company has validly obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Company Disclosure Schedule 5.16, subject to no further license fee, royalty or other payment obligations not identified in Company Disclosure Schedule 5.16, other than software maintenance payments customarily associated therewith. The Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. To the best of the Shareholders' Knowledge, the Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

        5.17 THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE. The Company has not granted, transferred or assigned any right or interest in the Software to any person except pursuant to the contracts identified on Company Disclosure
Schedule 5.17(i). There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization except as set forth on Company Disclosure Schedule 5.17(ii).

        5.18 NO PARACHUTE PAYMENTS. Except as disclosed on Company Disclosure
Schedule 5.18, no officer, director, employee, shareholder or agent (or former officer, director, employee, shareholder or agent) of the Company is entitled now, or will or may be entitled to as a consequence of this Agreement and the other Purchase Agreements, to any payment or benefit from the Company, Parent or Acquisition Corp. which if paid or provided would constitute an "excess parachute payment," as defined in Section 280G of the Code.

        5.19   ABSENCE OF CERTAIN AGREEMENTS AND PRACTICES.

               (a) Except as set forth in Company Disclosure Schedule 5.19(a) or in connection with customary transactions in the ordinary course of business, no present or former officer, director or shareholder of the Company:

                    (i) owes money to the Company;

                    (ii) has any claim (as defined in Section 101 of the United States Bankruptcy Code) against the Company;

                    (iii) has any interest in any property or assets used by the Company in its business;

                    (iv) has any benefits that are contingent on the transactions contemplated by this Agreement, other than as stated herein;

                    (v) has any agreement with the Company that is not terminable by the Company without penalty or notice;

                    (vi) has any agreement providing severance benefits or other benefits after the termination of employment of such employee (before or after a change in control) regardless of the reason for such termination of employment; or

                    (vii) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

               (b) Neither the Company nor any of its directors, officers, agents, affiliates or employees, nor any other person acting on behalf of the Company or the Shareholders has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable Laws or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company.

        5.20 MAJOR VENDORS AND CUSTOMERS. Company Disclosure Schedule 5.20 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Company, to whom the Company paid or billed in the aggregate in excess of $25,000 during calendar year 1995, 1996 or 1997 and through October 31, 1998.

        5.21 ACCOUNTS RECEIVABLE. Company Disclosure Schedule 5.21 sets forth the accounts receivable of the Company as of October 31, 1998, together with an aging of these accounts. These accounts receivable, and all accounts receivable of the Company created after October 31, 1998, arose from valid transactions in the ordinary course of business and will be good and collectible at the recorded amounts thereof, except to the extent adequate reserves therefor have been made on the Company Financial Statements. No portion of the accounts receivable is subject to counterclaim or setoff.

        5.22 BANK ACCOUNTS. Company Disclosure Schedule 5.22 lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company, specifying the account numbers and the authorized signatories or persons having access to them.

        5.23 CORPORATE RECORDS. The corporate record books (including the share records) of the Company are complete, accurate and up to date with all necessary signatures and set forth all meetings and actions taken by the shareholders and directors of the Company and all transactions involving the shares of the Company (and contain all canceled share certificates).

        5.24 COMBINATIONS INVOLVING THE COMPANY. All mergers, consolidations or other business combinations involving the Company and all liquidations, purchases or other transactions by which the Company or any of its Subsidiaries acquired or disposed of any of their business and property were conducted in accordance with applicable certificates of incorporation, bylaws, any other applicable agreements, instruments and documents and applicable Laws.

        5.25 LABOR RELATIONS. Except as disclosed on Company Disclosure Schedule 5.25, the Company is in compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice except where a failure to so comply would not have a Material Adverse Effect on the Company. There is no unlawful employment practice or discrimination charge pending before the United States Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Shareholders' Knowledge, threatened against or involving or affecting the Company and no NLRB representation question exists respecting any of its employees. No grievance or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on the Company. Except for any Material Contract disclosed pursuant to Section 5.11, the Company is not a party to or bound by any agreement, arrangement or understanding with any employee or consultant that cannot be terminated on notice of ninety (90) or fewer days without liability to the Company or that entitles the employee or consultant to receive any salary continuation or severance payment or retain any specified position with the Company.

        5.26 YEAR 2000 MATTERS. Except as provided on Company Disclosure
Schedule 5.26, the Software is designed to be used prior to, during, and after the calendar year 2000 AD, and the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century or any leap year. The Company's internal systems and software and the network connections it maintains are adequately programmed to address the Year 2000 issue.

        5.27 CHANGE IN CONTROL PROVISIONS. Company Disclosure Schedule 5.27 contains a true and complete copy of all agreements in effect to which the Company is a party and which contain any provisions which become effective upon a change in control, merger, consolidation, sale of assets or other business combination involving the Company or otherwise require any payment or performance by the Company or any officer, director or shareholder thereof, now or in the future, in connection with or as a result of any of the transactions contemplated by this Agreement.

        5.28 DISCLOSURE. No representation, warranty or statement made by the Company and/or the Shareholders in this Agreement, the other Purchase Agreements or in any document or certificate furnished or to be furnished to Parent or Acquisition Corp. pursuant to this Agreement or the other Purchase Agreements contains or will contain any untrue or incomplete statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading in any material respect. The Company and the Shareholders have completely and accurately responded to all diligence inquiries made by Parent or its officers, directors, attorneys, accountants and other representatives in connection with this Agreement and the other Purchase Agreements. All facts known or reasonably available to the Company or the Shareholders that are material to the financial condition, operation, or prospects of the business and assets of the Company have been disclosed by the Company and the Shareholders to Parent and Acquisition Corp.

        5.29 SECURITIES ACT COMPLIANCE. Shareholders acknowledge that none of the shares of the Parent Common Stock to be delivered to the Shareholders pursuant to this Agreement will, at the time of delivery, be registered under the securities laws of any state or federal authority (the "SECURITIES LAWS"). The Shareholders represent and warrant that they are acquiring the Parent Common Stock for investment, and not with a view toward, or for resale in connection with, a distribution of the Parent Common Stock. The Shareholders acknowledge that the Parent Common Stock may be sold, pledged, hypothecated, disposed of, or otherwise transferred or distributed only (i) pursuant to registration of the Parent Common Stock under the Securities Laws, or (ii) pursuant to an exemption from the registration requirements of the Securities Laws.

        5.30 NO PRIOR CONVICTIONS. No Shareholder has been convicted of, arrested for, or has any action pending for, a crime involving fraud, embezzlement or theft or any similar crime.

        5.31 TAX ADVICE. Each Shareholder has reviewed with his tax advisor the United States federal, state, local and foreign tax consequences of an investment in the Parent Common Stock and the transactions contemplated by this Agreement and the other Purchase Agreements. Each Shareholder is relying solely on such advisor and not on any statements or representations of Parent or Acquisition Corp or any of its agents, and understands that he (and not Parent, Acquisition Corp. or any other person or entity) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Purchase Agreements.


                                    ARTICLE 6
         REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.

        To induce the Company and the Shareholders to enter into this Agreement and the other Purchase Agreements, Parent and Acquisition Corp. hereby represent and warrant to the Company and the Shareholders as follows:

        6.1 CORPORATE ORGANIZATION.

               (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Parent.

               (b) Acquisition Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Acquisition Corp. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Acquisition Corp.

        6.2 CAPITALIZATION.

               (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, without par value ("PARENT PREFERRED STOCK"). As of November 27, 1998, there were 18,697,059 shares of Parent Common Stock issued and outstanding, and no shares of Parent Preferred Stock issued and outstanding. As of November 27, 1998, there were 3,839,943 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options and warrants ("STOCK OPTIONS"). All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

               (b) The authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, without par value ("ACQUISITION STOCK"). As of November 30, 1998, there were 1,000 shares of Acquisition Stock issued and outstanding. All issued and outstanding shares of Acquisition Stock have been duly authorized and validly issued and are fully paid and nonassessable.

        6.3 AUTHORITY; NO VIOLATION.

               (a) No Authorizations of any third party or Governmental Authority are necessary on behalf of Parent in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby. Parent has the full corporate power and authority to execute and deliver this Agreement and the other Purchase Agreements to which it is a Party and to consummate the transactions contemplated hereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements to which it is a Party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Parent in accordance with the Articles of Incorporation and Bylaws of Parent and with applicable Laws. No other corporate proceedings on the part of Parent are necessary for Parent to execute and deliver this Agreement and for Parent to be bound by the terms hereof. This Agreement and the other Purchase Agreements to which they are a Party have been duly and validly executed and delivered by Parent and constitute the valid and binding obligation of Parent enforceable against Parent in accordance with its and their terms.

               (b) Neither the execution and delivery of this Agreement and the other Purchase Agreements to which it is a Party by Parent, nor the consummation by Parent of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by Parent with any of the terms or provisions hereof and thereof, will (i) violate any provision of Parent's Articles of Incorporation or Bylaws, (ii) violate any Laws applicable to Parent or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party, or by which it or any of its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent, and which will not prevent or delay the consummation of the transactions contemplated hereby.

               (c) Acquisition Corp. has the full corporate power and authority to execute and deliver this Agreement and the other Purchase Agreements to which it is a Party and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Purchase Agreements to which it is a Party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors and the sole shareholder of Acquisition Corp. in accordance with the Articles of Incorporation and Bylaws of Acquisition Corp. and applicable Laws. No other corporate proceedings on the part of Acquisition Corp. are necessary to consummate the transactions so contemplated. This Agreement and the other Purchase Agreements to which it is a Party have been duly and validly executed and delivered by Acquisition Corp. and constitute the valid and binding obligation of Acquisition Corp. enforceable against Acquisition Corp. in accordance with their terms.

        6.4 BROKER'S AND OTHER FEES. Neither Parent nor Acquisition Corp. nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

        6.5 CURRENT PUBLIC INFORMATION; FINANCIAL STATEMENTS. Parent represents and warrants to the Company and the Shareholders that it is a "reporting issuer" and has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended

(the "EXCHANGE ACT"). Parent has made available to the Company and the Shareholders copies of its (i) Registration Statement on Form S-1 (Registration No. 333-53341) as declared effective by the SEC on July 30, 1998, and (ii) Quarterly Reports on Form 10-Q for the periods ended June 30, 1998 and September 30, 1998 as filed with the SEC (collectively, the "SEC REPORTS"). The SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the Exchange Act and Securities Act. None of the SEC Reports contained, when filed with the SEC, any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) contained in the SEC Reports were prepared in accordance with generally accepted accounting principles and practices ("GAAP") and fairly presented the financial position, results of operations and cash flows of Parent at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

        6.6 LEGAL PROCEEDINGS. Except as disclosed in the SEC Reports or otherwise disclosed by Parent to the Company and/or the Shareholders, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of Parent's chief executive officer, chief operating officer and chief financial officer, threatened, against or affecting Parent, or any of its properties, which (a) could reasonably be expected to result in any material adverse change in the business, financial condition or results of operations of Parent, or which could reasonably be expected to materially and adversely affect the properties or assets of Parent or (b) could reasonably be expected to materially and adversely affect the ability of Parent to perform its obligations pursuant to this Agreement and the other Purchase Agreements.

        6.7 PARENT COMMON STOCK. At the Closing Date, the Parent Common Stock to be delivered to the Holders will be duly authorized and validly issued, fully paid and nonassessable, free of preemptive rights and free and clear of all Liens created by or through Parent (except as set forth in this Agreement and the documents and agreements executed in connection herewith).

        6.8 DISCLOSURE. No representation or warranty of Parent or Acquisition Corp. in this Agreement and the other Purchase Agreements, nor any financial statements or other written statements or certificates furnished to the Shareholders in connection with the transactions contemplated by this Agreement, contains or as of the Closing Date will contain, any untrue statement of a material fact, or omit or as of the Closing Date will omit to state a material fact necessary to make the statements herein or therein not misleading in any material respect.

                                    ARTICLE 7
                     COVENANTS AND AGREEMENTS OF THE PARTIES

        7.1 CONDUCT OF BUSINESS. The Company and the Shareholders agree that from the date hereof to the Closing Date, the Company shall conduct its business only in the ordinary course and consistent with prudent business practice and past practice, except for transactions permitted hereunder or with the prior written consent of Parent. Without limiting the generality of the foregoing, the Shareholders and the Company agree that the Company shall use all commercially reasonable efforts to:

               (a) maintain its existence and status in good standing in all jurisdictions in which it is required to be qualified or registered to conduct its business, except where the failure to do so would not have a Material Adverse Effect on the Company;

               (b) maintain all of its tangible assets in good operating condition and maintain the protection of all intellectual property in substantially the same standing as exists on the date hereof;

               (c) continue performance in the ordinary course of its obligations under its contracts and agreements;

               (d) preserve its business organization intact, use all commercially reasonable efforts to keep available its present officers and employees and preserve its present relationships with suppliers, customers and others having business relationships with it; and

               (e) maintain its existing insurance, subject to variations in amount required by the ordinary operations of its business.

        7.2 NEGATIVE COVENANTS.

               (a) Except as indicated on Company Disclosure Schedule 7.2, the Company and the Shareholders agree that from the date hereof to the Closing Date, except as otherwise approved by Parent in writing, or as permitted or required by this Agreement, the Company will not:

                    (i) change any provision of its Articles of Incorporation or Bylaws;

                    (ii) issue any additional shares of Company Common Stock or other securities or change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                    (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of the Company;

                    (iv) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except with respect to employee increases in the ordinary course of business and consistent with past practices and policies and, with regard to bonuses in amounts that do not result in a material variance from the amounts reserved for such payments through the date of the most recent balance sheet included in the Company Financial Statements;

                    (v) sell or dispose of any assets other than in the ordinary course of business consistent with past practices;

                    (vi) make any capital expenditures outside the ordinary course of business;

                    (vii) acquire in any manner whatsoever any business or entity;

                    (viii) enter into, terminate, modify or amend any agreement or arrangement with any officer or director of the Company or any "affiliate" of any such officer or director, as that term is defined in Regulation 14A of the Exchange Act (an "AFFILIATE");

                    (ix) make any change in its accounting methods or practices;

                    (x) incur, create, assume or guarantee any Liabilities except in the ordinary course of business and as would not have a Material Adverse Effect on the Company;

                    (xi) increase, or make any change in any assumptions underlying the method of calculating any bad debt, contingency or other reserves from those reflected in the Company Financial Statements;

                    (xii) make any change in the method of valuing assets included in the Company Financial Statements;

                    (xiii) pay, discharge or satisfy any Liabilities, other than by payment, discharge or satisfaction in the ordinary course of business;

                    (xiv) permit or allow any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien, except for Liens which are in existence on the date hereof and which are disclosed on the Company Disclosure Schedules and Liens for amounts not yet due and payable which Liens are contested in good faith and for which adequate reserves have been made;

                    (xv) write down the value of any inventory or write off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

                    (xvi) cancel or waive any claims or rights, or sell, transfer, distribute or otherwise dispose of any assets or properties, except in the ordinary course of business;

                    (xvii) declare, file or permit to be filed any voluntary or involuntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any Governmental Authority with respect to the Company or any of the Shareholders;

                    (xviii)fail to perform its obligations under any Material Contract (except those being contested in good faith) or enter into, assume or amend any agreement that would be a Material Contract other than agreements to provide services entered into in the ordinary and usual course of business;

                    (xix) take any action that would or could reasonably be expected to result in (A) a Material Adverse Effect on the Company or (B) any of his or their representations and warranties contained in Article 5 not being true and correct in any material respect at the Closing Date, or that would cause any of the conditions to Closing not to be satisfied; or

                    (xx) directly or indirectly agree to do any of the foregoing.

               (b) Parent and Acquisition Corp. agree that from the date hereof to the Closing Date, except as otherwise approved by the Company in writing, or as permitted or required by this Agreement, it will not:

                    (i) declare, set aside or pay any dividend or other distribution of cash or property (other than capital stock) in respect of its capital stock;

                    (ii) make any material change in its accounting methods or practices as shown in its financial statements, other than changes required by GAAP or by Governmental Authorities;

                    (iii) take any action that would result in any of its representations and warranties contained in Article 6 not being true and correct in any material respect at the Closing Date or that would cause any of the conditions to Closing not to be satisfied; or

                    (iv) directly or indirectly agree to do any of the foregoing.

        7.3 NO SOLICITATION. Except as indicated on Company Disclosure Schedule 7.3, from the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Shareholders:

               (a) agree that neither the Company nor any of its present or future subsidiaries or other affiliates, nor any of its or their directors, officers, shareholders, employees, representatives or other agents (collectively, the "COMPANY AFFILIATES") shall, directly or indirectly, (i) enter into any agreement (or agree to do so), or solicit, initiate or knowingly encourage the invitation of inquiries or proposals or offers from any person or entity (other than Parent, Acquisition Corp. or its or their directors, officers, employees, representatives and agents) concerning: (A) any sale of assets or transfer or liabilities of the Company or any of its present or future subsidiaries, divisions or other affiliates (other than any such sale or transfer in the ordinary course of business); (B) any issuance, purchase or sale of capital stock or debt or other securities of the Company or any of its present or future subsidiaries, divisions or other affiliates (other than the incurrence of liabilities in the ordinary course of its business); or (C) any merger, consolidation, restructuring, recapitalization or other significant transaction involving the Company or any of its present or future subsidiaries, divisions or other affiliates; or (ii) provide any confidential information to, participate in discussions or negotiations relating to any such transaction with, or otherwise cooperate with or assist or participate in any effort to take such action by any person or entity (other than Parent, Acquisition Corp. or its or their directors, officers, shareholders, employees, representatives and agents). The Company shall immediately advise Parent and Acquisition Corp. if any such inquiry, offer or proposal is made or received by the Company or any of the Company Affiliates;

               (b) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and the Company and the Shareholders will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.3; and

               (c) will notify Parent and Acquisition Corp. immediately of the identity of any potential acquiror and the terms of any proposal or offer (including, without limitation, any proposal or offer to any of the Shareholders) with respect to a proposed or potential merger, acquisition, consolidation, business combination, transfer or similar transaction involving, or any purchase of all or any significant portion of the assets, equity securities of or rights with respect to any assets or securities of, the Company whether or not permitted by this Section 7.3.


        7.4 CURRENT INFORMATION.

               (a) During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement in accordance with its terms, on a frequent basis:

               (b) The Company and the Shareholders will cause one or more of the Company's representatives to confer with representatives of Parent and Acquisition Corp. regarding its business, operations, properties, assets and financial condition; each of the Parties will cause one or more of its representatives to confer with representatives of the other Parties regarding matters relating to the completion of the transactions contemplated herein; and

               (c) Each of the Parties will notify the other Parties as soon as practicable after any determination or discovery by it of any fact or circumstance relating to any Party which it has discovered through the course of investigation and which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of any Party or which has or is reasonably likely to have a Material Adverse Effect on any Party.

        7.5 ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

               (a) The Company and the Shareholders shall permit Parent and Acquisition Corp. and their representatives reasonable access to its properties and shall disclose and make available to Parent, Acquisition Corp. and their representatives all books, papers and records and information relating to it, its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, agreements, filings with any Governmental Authority, accountants' work papers, litigation files, plans affecting employees, and any other records and information in which Parent, and Acquisition Corp. and their representatives and their may have a reasonable interest; provided that such investigation shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unnecessarily with the normal business operations of the Company.

               (b) The Parties agree that the terms of that certain Confidentiality and Standstill Agreement dated November 6, 1998 (the "CONFIDENTIALITY AGREEMENT"), a copy of which is attached hereto as Exhibit 7.5, shall continue to be applicable to the Parties from the date hereof to the Closing Date. If the Closing shall occur, the terms of the Confidentiality Agreement shall remain in effect until two (2) years following the Closing Date. If the Closing does not occur, the Confidentiality Agreement shall continue in effect pursuant to the terms thereof.

        7.6 REGULATORY MATTERS; CONSENTS; COOPERATION, ETC.

               (a) Each of the Parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated hereby.

               (b) As soon as practicable following the date hereof, each of the Parties will use its commercially reasonable efforts to obtain all material consents, waivers and other Approvals under any of its or its Subsidiaries' agreements, contracts, licenses or leases required to be obtained by such Party in connection with the consummation of the transactions contemplated hereby.

        7.7 PARTIES' EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions in this Agreement, the Parties shall in good faith perform their obligations under this Agreement before, at and after the Closing Date, and shall each use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all Authorizations and satisfy all conditions to the obligations of the Parties under this Agreement and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other Parties in order to consummate the transactions contemplated by this Agreement.

        7.8 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Parties shall consult and cooperate with each other as to the timing, content and form of any press release or other public disclosure related to this Agreement or the transactions contemplated herein, and will not issue a press release or make any such public disclosure without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. After the Closing Date, none of the Shareholders shall make any public announcement regarding any aspect of this Agreement without Parent's prior written consent. Nothing in this
Section 7.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary in order to satisfy such Party's disclosure obligations imposed by Law or Governmental Authority.

        7.9 FAILURE TO FULFILL CONDITIONS. In the event that any Party determines that a material condition to its or the other's obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to December 1, 1998 (the "DEADLINE DATE"), it will promptly notify the other Party. Except for any acquisition or merger discussions Parent may enter into with Persons, each Party will promptly inform the other Parties of any facts applicable to it that would be likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

        7.10 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing Date, each Party hereto will promptly notify the other Party of any inaccuracy in its respective Disclosure Schedules delivered pursuant hereto including, without limitation, any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate. Notwithstanding the foregoing, for the purpose of determining satisfaction of the conditions set forth in Article 8, no such notification shall be deemed to amend such Disclosure Schedules or shall be deemed to be part hereof unless agreed to by the other Parties.

         7.11 RELEASE; COVENANT NOT TO SUE.

               (a) If the Closing occurs, then the Shareholders hereby release Parent, the Acquisition Corp. and the Company, and their agents, representatives, successors and assigns (collectively, the "RELEASED PARTIES") from any and all Claims (as defined herein) that any of the Shareholders may have or may have had against any or all of the Released Parties arising out of or in connection with any transactions between the Shareholders and any or all of the Released Parties prior to, or arising from or with respect to any fact, circumstance, act or omissions occurring prior to or on the Closing Date.

               (b) If the Closing occurs, the Shareholders covenant not to sue or otherwise institute, cause to be instituted or in any way participate in, any legal or administrative proceeding against any of the Released Parties with respect to any claims (as defined by

Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of every name and nature, both at law and in equity, whether known or unknown (collectively, the "CLAIMS"), that the Shareholder or the Company now has, ever had or may, at any time, claim to have had against any of the Released Parties. This covenant shall not apply to Claims based upon acts or omissions by a Released Party first occurring after the Closing Date. The Shareholders represent and warrant that they have not voluntarily or involuntarily assigned or suffered any transfer of any of the Claims to any other person or entity, and they agree to indemnify and hold harmless the Released Parties from and against any loss, damage, liability, cost and expense (including, but not limited to, attorneys' fees incurred in connection therewith or in connection with enforcing this indemnity) asserted against, imposed on or incurred by any Released Parties by reason of any such Claims which were effectively or purportedly assigned or transferred by the Company or the Shareholders.

        7.12 [INTENTIONALLY OMITTED.]

        7.13 NO TRANSFERS. Except pursuant to this Agreement or with the prior written consent of Parent and Acquisition Corp., none of the Shareholders shall transfer, assign, convey or otherwise dispose of any of the Company Common Stock or any rights with respect to such Company Common Stock (including voting and conversion or option rights) after the date of this Agreement.

        7.14 SPECIAL PROVISIONS WITH RESPECT TO THE COMPANY. If the Closing occurs as provided herein, then at that time all representations, warranties, covenants and agreements to the extent made or adopted by the Company (and only to such extent) shall expire and be of no further force and effect, and the Company's having made representations, warranties, covenants and agreements shall in no way limit the liability of the Shareholders for those representations, warranties, covenants and agreements pursuant to this Agreement.

        7.15 COOPERATION AND EXCHANGE OF INFORMATION. The Parties agree to furnish, or to cause to be furnished in good faith to each other, such cooperation and assistance as is reasonably necessary to file any future returns, to respond to audits, to negotiate settlements with Tax authorities and to prosecute and defend against Tax claims.

        7.16 CUSTOMER CONTACTS. The Company shall permit Parent and Acquisition Corp. to conduct a survey or otherwise inquire of certain or all of the Company's key customers, as selected by Parent and Acquisition Corp., regarding the relationship between such customer and the Company and the impact of a change in control on such relationship. The Company shall assist Parent and Acquisition Corp. in making such survey or inquiries and shall have the right to have a representative of its choice participate therein.

        7.17 KEY SALES PERSONNEL. After Closing, the new officers of the Company shall identify those key sales personnel ("KSPS") of the Company with whom the Company desires to maintain relationships, and the Company shall offer such KSPs such new or additional terms for such relationship as the Company elects. The KSPs that continue to perform services for the Company pursuant to agreements which are reasonably satisfactory to the Company shall receive, in the aggregate, a bonus in the form of restricted shares of Parent Common Stock with a total fair market value of up to $909,450. In addition, these KSPs (and any future KSPs, as determined by the new officers of the Company after Closing) shall be eligible to receive, in the aggregate, up to a maximum of $2,728,350 in bonuses in the form of cash payments which are to be earned, if at all, over a 2-year performance period beginning January 1, 1999. The Company (or Parent) shall establish a bonus plan for these KSPs, the terms and conditions of which will be established promptly after Closing.


                                    ARTICLE 8
                               CLOSING CONDITIONS

        8.1 CONDITIONS OF EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the satisfaction, or, where permissible under applicable Law, waiver at or prior to the Closing Date of the following conditions:

               (a) Approvals and Regulatory Filings. All necessary Authorizations of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of the Company, Acquisition Corp. or Parent. All conditions required to be satisfied prior to the Closing Date by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

               (b) Suits and Proceedings. The consummation of the transactions contemplated hereby will not violate the provisions of any injunction, order, judgment, decree or Law applicable or effective with respect to Parent, Acquisition Corp. or the Company or their officers and directors. No suit or proceeding shall have been instituted by any person, or, to the knowledge of Parent, Acquisition Corp. or the Shareholders, shall have been threatened by any Governmental Authority, and not subsequently withdrawn, dismissed or otherwise eliminated, which seeks (i) to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any material respect the right of Parent or Acquisition Corp. to control any material aspect of the business of Parent, Acquisition Corp. or the Company after the Closing Date, or (ii) to subject Parent, Acquisition Corp. or the Company or their respective directors or officers to material liability on the ground that it or they have breached any Law or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

               (c) Registration Rights Agreement. Parent and the Shareholders shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit 8.1(c).

        8.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND ACQUISITION CORP. UNDER THIS AGREEMENT. The obligations of Parent and Acquisition Corp. under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date (and continued until the Closing Date), of the following conditions:

               (a) Representations and Warranties; Covenants and Agreements; Consents. The representations and warranties of the Shareholders contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which are confined to a particular date shall speak only as of such date, and the Company and the Shareholders shall have performed in all material respects the agreements, covenants and obligations to be performed by it or them at or prior to the Closing Date. All Authorizations of or with any Governmental Authority or other third party that are required for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company and the Shareholders shall have been obtained or made.

               (b) Opinion of Counsel. Parent and Acquisition Corp. shall have received an opinion of counsel to the Company and the Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to Parent and Acquisition Corp., covering the matters set forth on Exhibit 8.2(b).

               (c) Certificates. The Shareholders shall have furnished Parent with such certificates of the Company and its authorized officers, Shareholders or others and such other documents to evidence fulfillment of the conditions set forth in this Article 8 and otherwise to consummate the transactions contemplated pursuant to this Agreement as Parent and Acquisition Corp. may reasonably request, including certificates in the form attached hereto as
Exhibit 8.2(c).

               (d) Noncompetition, Nonsolicitation and Confidentiality Agreements. The Shareholders required by Parent and Acquisition Corp. shall have executed and delivered to Parent and Acquisition Corp. Noncompetition, Nonsolicitation and Confidentiality Agreements substantially in the form attached hereto as Exhibit 8.2(d).

               (e) Spousal Consents. The Shareholders shall have delivered to Parent and Acquisition Corp. consent letters from their respective spouses in the form attached hereto as Exhibit 8.2(e).

               (f) Work Product Agreements. The Shareholders shall have delivered to Parent and Acquisition Corp. an Assignment of Work Product Agreement in the form attached hereto as Exhibit 8.2(f), signed by all persons who have developed, modified or otherwise had access to the source code for the Software.

               (g) Completion of Due Diligence on the Company. Parent and Acquisition Corp. shall have completed their review of the Company, the results of which shall be acceptable to Parent and Acquisition Corp. in their absolute discretion.

               (h) No Material Adverse Effect on the Company. No event shall have occurred and no fact or circumstance shall have arisen which, in the judgment of Parent and Acquisition Corp., is reasonably likely to have a Material Adverse Effect on the Company or materially and adversely affect the value of this transaction to Parent and Acquisition Corp., since the date of the most recent Company Financial Statements except (i) the announcement of this Agreement or (ii) conditions effecting global economy or regional economy in which Parent operates any part of its or their business.

               (i) Customer Inquiries. Parent and Acquisition Corp. shall be reasonably satisfied with the results of their inquiries of the Company's customers with respect to the impact of a change in control on their relationship with the Company.

               (j) No Interest in Software. Except as set forth in Company Disclosures Schedule 8.2(j), the Company shall have eliminated or provided for the elimination of any and all claims to ownership, access, copies, source code and license and royalty interests in all software and systems associated with the Company's CashFlow Manager system, which shall include the following, each of which shall be satisfactory to Parent and Acquisition Corp. and their counsel in all respects:

                    (i) executed agreements providing an option to the Company to purchase the royalty interest of Steve Wood; and

                    (ii) executed agreements providing an option to the Company to purchase the royalty interest of Bryan Frank.

               (k) Termination or Assignment of Certain Agreements. The Company shall have terminated the agreements and contracts listed on Schedule 8.2(k) hereto.

               (l) Spinoff. The Company and their Subsidiaries and their shareholders shall have executed and delivered agreements, the terms of which are acceptable to Parent and Acquisition Corp., with respect to which the Company shall have transferred, assigned, sold or otherwise conveyed certain of the Company's assets and all of its liabilities, other than the Company's CashFlow Manager software systems and product line and related assets and liabilities, including accounts receivable, customer agreements, intellectual property rights, commission tracking software, and any other support systems necessary to ensure continuity in the business and operations to be transferred to Parent and Acquisition Corp. pursuant to this Agreement.

               (m) Sullivan and O'Reilly Interests. The Shareholders shall have delivered executed settlement agreements, releases or other evidence that all obligations owed by the Company to Ed Sullivan and Robert O'Reilly have been paid and that all related Claims against the Company, its successors, shareholders and assigns have been waived and released.

               (n) Release of Obligations. All obligations of the Company pursuant to any loan, lease, guaranty, commitment or other undertaking of the Company, the Shareholders or any of its or their Subsidiaries and other Affiliates, whether as maker, guarantor or otherwise, including those obligations listed on Schedule 8.2(n), shall have been fully and permanently released or satisfied, or payoff letters shall have been executed and delivered, pursuant to documents and agreements satisfactory in all respects to Parent, Acquisition Corp. and their counsel.

        8.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS UNDER THIS AGREEMENT. The obligations of the Company and the Shareholders under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

               (a) Representations and Warranties; Covenants and Agreements; Consents. The representations and warranties of Parent and Acquisition Corp. contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall also be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, and Parent and Acquisition Corp. shall have performed in all material respects the agreements, covenants and obligations to be performed by it and them at or prior to the Closing Date. All Authorizations of or with any Governmental Authority or other third party that are required for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Parent and Acquisition Corp. shall have been obtained or made, except where the failure to obtain any such Authorizations would not have a Material Adverse Effect on Parent.

               (b) Certificates. Parent and Acquisition Corp. shall have furnished the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this
Article 8 and otherwise to consummate the transactions contemplated pursuant to this Agreement as the Company may reasonably request.

               (c) No Material Adverse Effect on Parent. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement except (i) the announcement of this Agreement, and (ii) conditions effecting global economy or regional economy in which Parent operates any part of its business.

               (d) Approvals. This Agreement and the transactions contemplated hereby shall have received all Required Government Consents and other consents or approvals from third parties (including lenders, licensees and lessors) required to consummate the transactions contemplated hereby which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect.


                                    ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

        9.1 TERMINATION. This Agreement may be terminated prior to the Closing Date, whether before or after approval of this Agreement by the Shareholders, Parent or Acquisition Corp.:

               (a) by mutual written consent of Parent or Acquisition Corp. and the Shareholders;

               (b) by Parent or Acquisition Corp. or the Shareholders if the Closing Date shall not have occurred on or prior to the Deadline Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the transaction contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a willful and material breach of this Agreement;

               (c) by Parent or Acquisition Corp., if there has been a material breach of any representation, warranty, covenant, agreement or obligation of the Company or any Shareholder hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 10 days after receipt by the Company or the Shareholders, as appropriate, of notice in writing from Parent or Acquisition Corp. specifying the nature of such breach and requesting that it be remedied;

               (d) by the Shareholders, if there has been a material breach in any representation, warranty, covenant, agreement or obligation of Parent or Acquisition Corp. hereunder in each case which either is not capable of being remedied, or, if capable of being remedied, shall not have been remedied within 10 days after receipt by Parent or Acquisition Corp. of notice in writing from the Shareholders specifying the nature of such breach and requesting that it be remedied;

               (e) by Parent or Acquisition Corp. if any of the conditions set forth in Section 8.1 or 8.2 is not satisfied and is no longer capable of being satisfied by the Closing Date; or

               (f) by the Shareholders if any of the conditions set forth in
Section 8.1 or 8.3 is not satisfied and is no longer capable of being satisfied by the Closing Date;

        9.2 EFFECT OF TERMINATION.

               (a) If either Parent, Acquisition Corp. or the Shareholders terminates and abandons this Agreement pursuant to Section 9.1, this Agreement, other than Section 7.5(b), this Section 9.2, Section 9.3, Article 10 and Section
11.1 (each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any Party or its officers, directors or shareholders; provided, however, that nothing contained in this
Section 9.2, shall relieve any Party from any liability for any material breach of this Agreement or the Confidentiality Agreement.

               (b) In the event this Agreement is terminated pursuant to Sections 9.1(b), 9.1(e) or 9.1(f) as a result of the willful and material breach of this Agreement by the Company or the Shareholders, or pursuant to 9.1(c) or in the event this Agreement is terminated due to the failure of the Company or the Shareholders to obtain the required consent of third parties in connection with the transactions contemplated by this Agreement, then the Company shall immediately pay Parent a lump sum cash payment equal to One Hundred Thousand Dollars ($100,000.00).

               (c) In the event this Agreement is terminated pursuant to Section 9.1(b), 9.1(e) or 9.1(f) as a result of the willful and material breach of this Agreement by Parent or Acquisition Corp., or pursuant to 9.1(d) or in the event this Agreement is terminated due to the failure of Parent and Acquisition Corp. to obtain the required consent of third parties in connection with the transactions contemplated by this Agreement, then Parent or Acquisition Corp. shall immediately pay the Company a lump sum cash payment equal to One Hundred Thousand Dollars ($100,000.00)

        9.3 SPECIFIC PERFORMANCE. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event any Party either violates or fails or refuses to perform any covenant made by it herein, the other Party or Parties will be without adequate remedy at law. Each Party agrees, therefore, that in the event that it violates, fails or refuses to perform any covenant or agreement made by it herein, the other Party or Parties, so long as it or they are not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

        9.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties hereto.

        9.5 EXTENSION; WAIVER. The Parties may, at any time prior to the Closing Date, (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any extension or waiver shall be valid only if it is set forth in an instrument in writing signed on behalf of the Party against which the waiver is sought to be enforced and shall apply only to the specific condition, representation or warranty identified by the writing as being waived, extended or modified.


                                   ARTICLE 10
                                 INDEMNIFICATION

        10.1 INDEMNIFICATION BY THE COMPANY AND SHAREHOLDERS. Subject to the terms of this Article 10, the Company and the Shareholders (but after the consummation of the transactions contemplated by this Agreement, solely the Shareholders, and not the Company) shall, jointly and severally, indemnify, defend, save and hold harmless Parent, its subsidiaries and their respective predecessors, successors, directors, officers, employees, agents, representatives and assigns (collectively, the "PARENT INDEMNIFIED PARTIES"), from and against any demands, claims (as defined in Section 101 of the U.S. Bankruptcy Code), actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "INDEMNIFIABLE DAMAGES"), suffered by Parent Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

               (a) any breach of any of the representations, warranties, covenants or agreements made by the Company or the Shareholders in this Agreement and the other Purchase Agreements; or

               (b) any breach of any representation, warranty, covenant or agreement in a document, certificate or affidavit delivered by the Company or the Shareholders at the Closing.

        10.2 INDEMNIFICATION BY PARENT. Subject to the terms of this Article 10, Parent shall indemnify, defend, save and hold harmless the Company and the Shareholders (but after consummation of the transactions contemplated by this Agreement, solely the Shareholders, and not the Company) (collectively, the "COMPANY INDEMNIFIED PARTIES"), from and against any Indemnifiable Damages suffered by the Company Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

               (a) any breach of any of the representations, warranties, covenants and agreements made by Parent in this Agreement and the other Purchase Agreements; or

               (b) any breach of any representation, warranty, covenant or agreement in a document, certificate or affidavit delivered by Parent or Acquisition Corp. at the Closing.

        10.3 CLAIMS FOR INDEMNIFICATION. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing subject to the limitations set forth in Section 7.14 herein and shall not be affected by any investigation made by the parties hereto prior to the date hereof or the Closing Date. The Party seeking indemnification (the "INDEMNIFIED PARTY") shall give the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") a written notice ("NOTICE OF CLAIM") within sixty (60) days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this Article 10 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the other Party is actually prejudiced by such failure. In the event a claim is pending or threatened or the Indemnified Party has a reasonable belief as to the validity of the basis for such claim, the Indemnified Party may give written notice (a "NOTICE OF POSSIBLE CLAIM") of such claim to the Indemnifying Party, regardless of whether a loss has arisen from such claim. A Party shall have no liability under this Article 10 for breach of a representation or warranty, unless a Notice of Claim or Notice of Possible Claim therefor is delivered by the Indemnified Party prior to the Determination Date (as defined in the Escrow Agreement); provided, however, that the limitations set forth in this Section 10.3 shall not apply to liability under this Article 10 for any intentional breach of a representation or warranty in this Agreement. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

        10.4 DEFENSE OF CLAIM BY THIRD PARTIES. If any claim is made by a third party against a Party to this Agreement that, if sustained, would give rise to a liability of another Party under this Agreement, the Party against whom the claim is made shall promptly cause notice of the claim to be delivered to the other Party and shall afford the other Party and its counsel, at the other Party's sole expense, the opportunity to join in the defense and settlement of the claim.

The failure to provide such notice will not relieve the Indemnifying Party of liability under this Agreement unless, and only to the extent that, the Indemnifying Party is actually prejudiced by such failure.

        10.5 THIRD PARTY CLAIM ASSISTANCE. From time to time after the Closing, Parent, Acquisition Corp., the Company and the Shareholders shall provide or cause their appropriate employees or representatives to provide the other Parties with information or data in connection with the handling and defense of any third party claim or litigation (including counterclaims filed by the parties) in respect to which a Party may be required to indemnify another Party under this Agreement. The Party receiving such information or data shall reimburse the other Parties for all of their reasonable costs and expenses in providing these services, including, without limitation, (i) all out of pocket, travel and similar expenses incurred by their personnel in rendering these services; and (ii) all fees and expenses for services performed by third parties engaged by or at the request of such other Parties.

        10.6 SETTLEMENT OF INDEMNIFICATION CLAIMS. If a recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counternotice, setting forth the basis for disputing such claim, to Parent, Acquisition Corp. or the Shareholders, as the case may be. If no such counternotice is given within such thirty (30) day period, or if Parent, Acquisition Corp. or the Shareholders, as the case may be, acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 10.7. If, within thirty (30) days after the receipt of counternotice by Parent, Acquisition Corp. or the Shareholders, as the case may be, the Shareholders, Acquisition Corp. and Parent shall not have reached agreement as to the claim in question, then the Party disputing the claim shall satisfy any undisputed amount as specified in Section
10.7 and the disputed amount of the claim of indemnification shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Atlanta, Georgia area before a panel of three (3) arbitrators, one selected by each of the Parties and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a Party shall be indemnified hereunder, the amount shall be satisfied as provided in
Section 10.7. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

        10.7 MANNER OF INDEMNIFICATION BY THE COMPANY AND SHAREHOLDERS. Where the Shareholders are obligated to indemnify the Parent Indemnified Parties under
Section 10.1 after the Closing Date, such indemnity obligation must be satisfied pursuant to the Escrow Agreement by the Shareholders. Thereafter (or, if the Closing Date fails to occur for any reason), such indemnity obligation must be satisfied by the Shareholders (or the Company, if the Closing Date fails to occur) by paying to that Parent Indemnified Party cash in an amount equal to the applicable Indemnified Damages.

        10.8 CERTAIN LIMITATIONS. The foregoing indemnification obligations are subject to the limitation that no Indemnifying Party shall have any liability for indemnification for breaches of representations and warranties pursuant to this Article 10 unless the total Indemnifiable Damages for which the Indemnifying Party would be liable exceed $100,000 in the aggregate; provided, however, that the foregoing limitation shall not apply to any Indemnifiable Damages with respect to, as a result of or involving any intentional breach of a representation or warranty in this Agreement. In no event shall the liability of the Shareholders, Acquisition Corp. and Parent under this Article 10 exceed the total Purchase Price paid by Acquisition Corp. for the Company Common Stock.

        10.9 OTHER INDEMNIFICATIONS. The Shareholders acknowledge and agree that the Company shall have no obligation to indemnify the Shareholders pursuant to the Company's Articles of Incorporation for any breaches of or other action or failure to act in connection with this Agreement by the Company or the Shareholders.

                                   ARTICLE 11
                                  MISCELLANEOUS

        11.1 EXPENSES.

               (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses) shall be borne by the Party incurring such costs and expenses and shall be paid by such Party prior to or on the Closing Date.

               (b) Notwithstanding any provision in this Agreement to the contrary, if any of the Parties shall willfully default in its obligations hereunder, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting Party for all damages, costs and expenses, including without limitation reasonable legal and accounting expenses incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

        11.2 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight or express courier, sent by registered or certified mail, postage prepaid, or by telefax (with subsequent delivery via one of the two previous methods) as follows:

               (a)    If to Parent or Acquisition Corp., to:
                      Towne Services, Inc.
                      3295 River Exchange Drive
                      Suite 350
                      Norcross, Georgia  30092
                      Attn:  Drew W. Edwards
                      Telefax:      (770) 582-8350

                      Copy (which shall not constitute notice) to:
                      Nelson Mullins Riley & Scarborough, LLP
                      999 Peachtree Street, N.E.
                      Suite 1400
                      Atlanta, Georgia 30309
                      Attn:  Susan L. Spencer, Esq.
                      Telefax:      (404) 817-6050

               (b) If to the Company (prior to Closing) or the Shareholders, to:

                      Banking Solutions, Inc.
                      1600 Redbud Boulevard
                      Suite 101, LB32
                      McKinney, Texas  75069
                      Telefax:      (972) 562-6528

                      Copy (which shall not constitute notice) to:
                      Moseley & Standerfer, P.C.
                      One Turtle Creek Village
                      3878 Oak Lawn Avenue, 4th Floor
                      Dallas, Texas  75219-4469
                      Attn:  Bruce W. Bringardner, Esq.
                      Telefax:  (214) 525-3939

               (c)    If to the Shareholders, to:

                      David R. Frank
                      P. O. Box 63
                      Prosper, Texas  75070

                      Donald G. Shafer
                      #2 Fox Hollow Lane
                      Melissa, Texas  75454

                      James R. Peirce
                      4313 Queen Circle
                      The Colony, Texas  77056

                      Copy (which shall not constitute notice) to:
                      Moseley & Standerfer, P.C.
                      One Turtle Creek Village
                      3878 Oak Lawn Avenue, 4th Floor
                      Dallas, Texas  75219-4469
                      Attn:  Bruce W. Bringardner, Esq.
                      Telefax:  (214) 525-3939
               or such other addresses and telefax numbers as shall be furnished in writing by any Party, and any such notice or communications shall be deemed to have been given as of three business days after the date actually sent via overnight or express courier, eight days after mailed and upon telefax confirmation of receipt to addressee by the sender.

        11.3 PARTIES IN INTEREST. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors, representatives and assigns. This Agreement (and the rights and interests herein) may not be assigned by any Party without the written consent of the other Parties; provided, however, each of Parent and Acquisition Corp. may assign its interests herein to (a) an entity controlling, controlled by or under common control with Parent or (b) a purchaser or transferee of all or substantially all of the business or assets of Parent or Acquisition Corp., whether by sale of stock or assets, merger or otherwise. ANY ATTEMPTED ASSIGNMENT IN CONTRAVENTION OF THE FOREGOING SHALL BE NULL AND VOID. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person or entity any rights or remedies under or by reason of this Agreement.

        11.4 ENTIRE AGREEMENT. This Agreement, which includes the Disclosure Schedules, Exhibits and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement (collectively, the "PURCHASE AGREEMENTS"), sets forth the agreement among the Parties with respect to the purchase and sale of the Company Common Stock.

        11.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any Party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

        11.6   GOVERNING LAW.

               (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF GEORGIA, EXCLUDING CHOICE OF LAW PRINCIPLES.

               (b) Parent, Acquisition Corp., the Company and the Shareholders consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States Federal District Courts of Georgia, in any judicial proceeding brought to enforce this Agreement. The Parties agree that any forum other than the State of Georgia is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one Party against another Party, in a court of any jurisdiction other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.


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

        11.7 ARBITRATION.

               (a) Any dispute, controversy or claim arising out of or relating to this Agreement or any other related documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability hereof or thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association (except as otherwise provided in this Section 11.7).

               (b) Termination or limitation of Parent's rights in any of its software, products, or any associated intellectual property rights or documents may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that Parent shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction to protect its rights in any of its software products or any associated intellectual property rights or documents while such proceeding is pending or in support of any award made pursuant to such arbitration.

        11.8 INVALIDITY OF ANY PART. If any provision or part of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

        11.9 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a federal, public or legal holiday, the Party having such right or duty shall have until 5:00 p.m., Atlanta, Georgia time on the next succeeding regular business day to exercise such right or to discharge such duty.





                      [Signatures begin on following page]

               IN WITNESS WHEREOF, Parent, Acquisition Corp., the Company and the Shareholders have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      PARENT

                                      Towne Services, Inc.

                                      By:    /s/ Drew W. Edwards
                                             ----------------------------------

                                      Its:   Chairman and CEO




                                      ACQUISITION CORP.

                                      BSI Acquisition Corp.

                                      By:    /s/ Drew W. Edwards
                                             ----------------------------------

                                      Its:   Chairman and CEO




                                      THE COMPANY

                                      Banking Solutions, Inc.

                                      By:    /s/ Donald G. Shafer
                                             ----------------------------------

                                      Its:   President




                                      THE SHAREHOLDERS:

                                      /s/ David R. Frank
                                      -----------------------------------------
                                      David R. Frank

                                      /s/ Donald G. Shafer
                                      -----------------------------------------
                                      Donald G. Shafer

                                      /s/ James R. Peirce
                                      -----------------------------------------
                                      James R. Peirce

                                    SCHEDULES

Schedule 5.1(a) - Governmental Authority
Schedule 5.1(b) - Articles of Incorporation and Bylaws of Company
Schedule 5.1(c) - Equity Interests
Schedule 5.2    - Shareholders and other Holders of Company Stock
Schedule 5.3(a) - Company Approvals
Schedule 5.4(a) - Company Financial Statements
Schedule 5.4(d) - Brokers, Finders, Etc.
Schedule 5.7    - Litigation of Company
Schedule 5.8    - Taxes and Tax Returns
Schedule 5.9    - Employee Benefit Plans
Schedule 5.9(g) - Accruals; Funding - Employee Benefit Plans
Schedule 5.10   - Compliance with Applicable Laws
Schedule 5.11(a)- Material Contracts
Schedule 5.11(b)- Amendments to Material Contracts
Schedule 5.11(c)- Employment/Severance Agreements
Schedule 5.11(d)- Limits on Competition
Schedule 5.11(e)- Defaults on Material Contract
Schedule 5.12(a)- Ownership of Company Assets and Properties
Schedule 5.12(b)- Insurance
Schedule 5.14   - Software Programs
Schedule 5.14(a)- Ownership of Patents, Trademarks, Service Marks,
                  Trade Names and Copyrights

Schedule 5.14(b)- Proprietary Legends and Copyright Notices
Schedule 5.14(c)- Trade Secret Protection
Schedule 5.14(d)- Ownership of Software
Schedule 5.14(e)- Absence of Claims in Software
Schedule 5.16   - Third Party Components in Software
Schedule 5.17   - Third Party Interests in Software
Schedule 5.18   - Parachute Payments
Schedule 5.19(a)- Absence of Certain Agreements
Schedule 5.20   - Major Vendors and Customers
Schedule 5.21   - Accounts Receivable
Schedule 5.22   - Bank Accounts
Schedule 5.25   - Labor and Employment Matters
Schedule 5.26   - Year 2000 Matters
Schedule 5.27   - Change in Control Provisions
Schedule 7.2    - Negative Covenants
Schedule 7.3    - No Solicitation
Schedule 8.2(j) - No Interest in Software
Schedule 8.2(k) - Termination or Assignment of Certain Agreements
Schedule 8.2(n) - Release of Obligations

                                    EXHIBITS

Exhibit 3.2(a) - Form of Escrow Agreement
Exhibit 3.2(b) - Delivery Instructions for Wire Transfers and Certificates
Exhibit 7.5    - Confidentiality and Standstill Agreement dated November 6, 1998
Exhibit 8.1(c) - Form of Registration Rights Agreement
Exhibit 8.2(b) - Form of Opinion of Counsel to the Company and the Shareholders
Exhibit 8.2(c) - Form of Certificate of the Company
Exhibit 8.2(d) - Form of Noncompetition, Nonsolicitation and Confidentiality
                 Agreement
Exhibit 8.2(e) - Form of Spousal Consent
Exhibit 8.2(f) - Form of Work Product Agreement


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